UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2024
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)
377 Simarano Drive
Marlborough, Massachusetts 01752
(Address of Principal Executive Offices, including Zip Code)

(508) 373-1100
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IPGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

(e) Executive Compensation

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company and the Board took the actions described below relating to the compensation of the Company's named executive officers (as set forth in the Company's most recent proxy statement filed with the Securities and Exchange Commission) and certain other executive officers of the Company.

The Board recently approved the base salary, performance measures and target incentive payouts for 2024 as well as long term equity incentives for the CEO. The Committee approved the same for other executive officers of the Company. Base salaries for Dr. Scherbakov and Messrs. Mammen and Lopresti did not change from 2023 levels. Base salaries for Dr. Ovtchinnikov and Mr. Ness increased 5% from 2023 levels. The 2024 base salaries of the named executive officers are presented below:

Name	Base Salary 2023	Base Salary 2024
Eugene Scherbakov, Ph.D.	€800,000	€800,000
Timothy P.V. Mammen	$538,700	$538,700
Angelo P. Lopresti	$485,500	$485,500
Trevor Ness	$477,100	$501,000
Alexander Ovtchinnikov, Ph.D.	$481,000	$505,100

The approved annual targets and incentive payouts for the Company's named executive officers and other executive officers are governed by the Company’s Senior Executive Annual Incentive Plan for fiscal year 2024 (the “AIP”). Consistent with prior years, the Committee identified two financial performance measures: net sales and adjusted EBIT (excluding equity-based compensation expenses, foreign currency transaction gains and losses and certain charges and write-downs), each as determined under the AIP, and assigned a 50% weighting factor to each financial performance goal.

Under the 2024 AIP, the executive officers can receive cash incentive payments listed in the following table as a percentage of base salaries based upon achievement of the minimum to maximum objectives for both financial performance measures and for individual performance. Target bonuses as a percentage of salary remain the same as 2023 levels for the named executive officers.

Name	Target (Financial plus Individual)(1)	Financial Performance Minimum(1)	Financial Performance Maximum(1)	Individual Performance Maximum(1)	Maximum Award Payout(1)(2)
Eugene Scherbakov, Ph.D.	110%	41.25%	220%	27.50%	247.50%
Timothy P.V. Mammen	80%	30%	160%	20%	180%
Angelo P. Lopresti	80%	30%	160%	20%	180%
Trevor Ness	80%	30%	160%	20%	180%
Alexander Ovtchinnikov, Ph.D.	80%	30%	160%	20%	180%
(1)	As a percentage of base salary.
(2)	Maximum award payout is 225% of the target award (financial plus individual).
The Committee may make adjustments under the AIP, including to our overall corporate performance goals, and the ways that our actual performance results are calculated that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements.

The Committee also approved grants of long-term incentives in the form of equity awards. The 2024 equity-based awards consist of service-based restricted stock units (“RSUs”) weighted 50% and performance-based stock units (“PSUs”)

weighted 50%. The RSUs vest annually over three years on March 1, 2025, 2026 and 2027. To the extent earned, the PSUs vest March 1, 2027.

The Committee decided to weight the PSUs 50% on revenue and 50% on operating margin. PSUs based upon revenue well be eligible to be earned over three one-year performance periods starting on January 1, 2024. The PSUs based upon operating margin will be eligible to be earned based upon the Company's average annual operating margin measured over the same performance periods. The PSUs specify a target, threshold and maximum for each performance metric. In order to provide additional incentive, to further align the interests of the named executive officers with our stockholders and to motivate the named executive officers to drive continued future performance in 2024 and beyond, the Committee approved a one-time, additional LTI target value opportunity in 2024 for the named executive officers other than the CEO. The additional target value opportunities for these named executive officers represent 40% of the regular annual LTI award.

The following table lists the RSUs and PSUs awarded to the named executive officers:

Name	Service-Based Restricted Stock	Performance Stock Units on Organic Revenue CAGR	Performance Stock Units on Operating Margin
Eugene Scherbakov, Ph.D.	28,877	14,438	14,438
Timothy P.V. Mammen	13,080	6,540	6,540
Angelo P. Lopresti	10,806	5,403	5,403
Trevor Ness	11,150	5,575	5,575
Alexander Ovtchinnikov, Ph.D.	11,242	5,621	5,621

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION

February 21, 2024	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel & Secretary